UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 13, 2011

LTS Nutraceuticals, Inc.
(Exact name of registrant as specified in its charter)

Nevada	333-162469	27-0374885
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

450 East Las Olas Blvd.
Suite 830
Ft. Lauderdale, Florida 33301
 (Address of principal executive offices) (zip code)

(954) 462-8895
 (Registrant's telephone number, including area code)

Copies to:
Jolie Kahn, Esq.
61 Broadway, Suite 2820
New York, New York 10006
Phone: (212) 422-4910
Fax: (866) 705-3071

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01  ENTRY INTO MATERIAL DEFINITIVE AGREEMENT

On June 13, 2011, LTS Nutraceuticals, Inc., and its wholly owned subsidiary The Source Vitamin Company, Inc. (collectively, “LTS”) entered into a Purchase and Exclusive Marketing Agreement (“Agreement”) with Imagenetix, Inc. (“Imagenetix”), Proprietary Nutritionals, Inc. (“Proprietary”) and Pharmachem Laboratories, Inc. (with Imagenetix and Proprietary, “PNI”) pursuant to which LTS was granted the exclusive United States rights to purchase from PNI their Celadrin products and brand (“Celadrin”) as well as exclusive marketing and distribution and related rights in the U.S.  Source shall purchase Celadrin from PNI for use in the U.S. at the prices pursuant to the then agreed upon wholesale prices at a 2% discount, net 60 days as attached to the Agreement.  Prices can be increased in any January for the next year by no more than the then CPI and 5% whichever is greater.  At the end of 18 months, the parties shall agree to discuss minimum purchase quantities in good faith.  LTS has six months from the date of the Agreement   to conduct due diligence and if LTS is satisfied with its due diligence in its sole discretion, it shall issue to Imagenetix shares of its restricted common stock equal to $800,000 divided by the average closing price of LTS common stock on the OTCBB on the five trading days prior to the six month anniversary of the date of the Agreement.  If at any time within 12 months of the date of grant of such shares, Imagenetix shall file for bankruptcy, then LTS may repurchase those shares for $1.00.  LTS may terminate this Agreement at any time upon 30 days prior written notice or if there is a breach (more than 60 days payment delinquency twice in any 12 month period).

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

(d) Exhibits.

                   Exhibit
                   Number    Description of Exhibit

                   99.1           Contract

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LTS Nutraceuticals, Inc.

Dated: June 14, 2011	By:	/s/ Jerry Rayman
Name: Jerry Rayman

EXHIBIT INDEX

Exhibit 99.1	Agreement dated June 13, 2011 among LTS Nutraceuticals, Inc., The Source Vitamin Company, Inc., Imagenetix, Inc., Proprietary Nutritionals, Inc. and Pharmachem Laboratories, Inc.